UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 23, 2015

SUTOR TECHNOLOGY GROUP LIMITED

(Exact name of registrant as specified in its charter)

Nevada	001-33959	87-0578370

(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 8, Huaye Road

Dongbang Industrial Park

Changshu, China 215534

(Address of Principal Executive Offices)

(86) 512-52680988

Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On and effective January 23, 2015, Mr. Gerard Pascale resigned as a member of the Board of Directors (the “Board”) and a member of the Board’s Audit, Compensation and Governance and Nominating Committees of Sutor Technology Group Limited (the “Company”). Mr. Pascale’s resignation was due to personal reasons and was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On the same day, the Board appointed Mr. Lin Yang as a director of the Company, to each of the Audit, Compensation and Governance and Nominating Committees of the Company and as the Chair of the Audit Committee, effective immediately.

In addition, the Board determined that Mr. Yang meets the criteria for independent directors and audit committee members as set forth in NASDAQ Listing Rules 5605(a)(2) and 5605(c)(2)(A). The Board also determined that Mr. Yang possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of NASDAQ Listing Rule 5605(c)(2)(A) and that he is an "audit committee financial expert" as defined by the rules and regulations of the Securities and Exchange Commission.

Mr. Yang, age 34, has nearly ten years’ work experience in auditing and financial analysis. Since November 2014, he has been a Partner of Shanghai Shiyu Financial Advisory Co., Ltd., specializing in merger and acquisition advisory. From March 2008 through October 2014, Mr. Yang served as Senior Manager at Ernst & Young China, where he was providing auditing services to public companies listed on NASDAQ and Hong Kong Stock Exchange. Before that, Mr. Yang worked for Baker Tilly China as Audit Manager, from June 2005 through February 2008. Mr. Yang received a Bachelor’s degree in management from Nanjing Auditing University. He has been a member of Chinese Institute of Certified Public Accountants (CICPA) since 2004.

There is no family relationship exists between Mr. Yang and any directors or executive officers of the Company. In addition, there are no arrangements or understandings between Mr. Yang and any other person pursuant to which he was appointed as a director of the Company, to each of the Audit, Compensation and Governance and Nominating Committees of the Company and as the Chair of the Audit Committee, and there are no related party transactions with respect to Mr. Yang that would require disclosure under Item 404(a) of Regulation S-K.

On January 26, 2015, the Company entered into an independent director contract with Mr. Yang, under which Mr. Yang will receive an annual salary of RMB200,000 (approximately $32,500). In addition, the Company agreed to indemnify Mr. Yang against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by him in connection with any proceeding if he acts in good faith and in the best interests of the Company.

On the same day, the Company’s subsidiary, Sutor Steel Technology Co., Ltd. entered into an employment agreement with Mr. Jun Xu, the newly appointed Chief Financial Officer of the Company, under which Mr. Xu will receive an annual salary of $100,000. Mr. Xu’s employment with us is at will and can be terminated by either party at any time, with or without cause, and with or without notice.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the independent director contract and the employment agreement and is qualified in its entirety by reference to the provisions of such agreements attached to this report as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Independent Director Contract, dated January 26, 2015, by and between the Company and Lin Yang
10.2	Employment Agreement, dated January 26, 2015, by and between Sutor Steel Technology Co., Ltd. and Jun Xu

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sutor Technology Group Limited

Date: January 27, 2015

/s/ Lifang Chen
Chief Executive Officer